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                                                                    EXHIBIT 99.1


geron corporation                                                   [GERON LOGO]
230 Constitution Drive
Menlo Park, CA 94025
Tel:  (650) 473-7700


                    GERON CONVERTS AND MODIFIES DEBENTURES

MENLO PARK, CA - NOVEMBER 12, 2001 -- Geron Corporation (Nasdaq: GERN) announced today that all of its remaining Series C convertible debentures and a portion of its Series D convertible debentures have been converted into shares of Geron common stock. The terms of the remaining Series D convertible debentures have been amended to extend their maturity.

"This early conversion eliminates a large portion of convertible debt from our balance sheet and extends the maturities of the remainder," stated David L. Greenwood, Geron's chief financial officer and senior vice president of corporate development. "This provides flexibility to finance the company going forward."

In September 1999, Geron issued $12.5 million of Series C 2% coupon convertible debentures to an institutional investor. The debentures were convertible by the investor at a fixed conversion price of $10.25 per share or otherwise would have matured on September 30, 2002. One-half of the debentures were previously converted into common stock. The remaining principal balance of $6.25 million plus accrued interest were converted into shares of the company's common stock today.

In June 2000, Geron issued $25 million of Series D zero coupon convertible debentures to the same institutional investor. The debentures were convertible by the investor at a fixed conversion price of $29.95 per share or otherwise would have matured on June 29, 2003. In addition, the investor received warrants to purchase shares of Geron common stock at an exercise price of $37.43 per share. The warrants had an 18 month exercise period.

The investor and the company have agreed today to convert $10 million of Series D convertible debentures into common stock at approximately Geron's current price per share. The remaining $15 million principal balance of Series D convertible debentures was amended to carry a 2.5% coupon, have a fixed conversion price of $20 per share and have the maturity date extended to June 2005. The terms of the warrants with respect to both the converted and unconverted Series D convertible debentures were amended to include new exercise prices at a premium to Geron's current market price and to extend the exercise periods.

Geron is a biopharmaceutical company focused on developing and commercializing therapeutic and diagnostic products for applications in oncology and regenerative medicine, and research tools for drug discovery. Geron's product development programs are based upon three patented core technologies: telomerase, human embryonic stem cells and nuclear transfer.

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding Geron's financing constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks regarding the development and commercialization of potential products, need for additional capital, and the maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron's periodic reports, including the quarterly report on Form 10-Q for the quarter ended September 30, 2001.

Contacts:
Investor and Media Relations              Investor Inquiries
Geron Corporation                         Nancy Robinson
David Greenwood                           Burns McClellan, Inc.
650-473-7765                              415-352-6262

Additional information about Geron Corporation can be obtained at http://www.geron.com.

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